UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2017

Arena Pharmaceuticals, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-31161	23-2908305
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6154 Nancy Ridge Drive, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 453-7200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

In this report, “Arena Pharmaceuticals,” “Arena,” “we,” “us” and “our” refer to Arena Pharmaceuticals, Inc., and and/or one or more of our wholly owned subsidiaries, unless the context otherwise provides.

Item 8.01 Other Events.

On July 12, 2017, we entered into an underwriting agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc. and Leerink Partners LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to the issuance and sale in a public offering of 6,250,000 shares of our common stock, par value $0.0001 per share. The price to the public in the offering is $24.00 per share and the Underwriters have agreed to purchase the shares from us pursuant to the Underwriting Agreement at a price of $22.56 per share. The net proceeds to us from the offering are expected to be approximately $140.8 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The closing of the offering is expected to occur on July 18, 2017, subject to customary closing conditions. In addition, we granted the Underwriters a 30-day option to purchase up to 937,500 additional shares of our common stock at the public offering price, less the underwriting discounts and commissions. We anticipate using the net proceeds from the offering for clinical and preclinical development of drug candidates, including our planned Phase 3 clinical trial of ralinepag for the treatment of pulmonary arterial hypertension, for general corporate purposes, including working capital and costs associated with manufacturing services, and for capital expenditures.

The Underwriting Agreement contains customary representations, warranties and agreements by us, customary conditions to closing, indemnification obligations of Arena and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by such parties.

The offering is being made pursuant to our registration statement on Form S-3 (Registration Statement No. 333-219237), which became automatically effective upon filing with the Securities and Exchange Commission (“SEC”) on July 11, 2017, and a prospectus supplement thereunder. A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this report, and the foregoing description of the terms of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the shares in the offering is attached as Exhibit 5.1 hereto.

On July 11, 2017, we issued a press release announcing the offering, and on July 12, 2017, we issued a press release announcing that we had priced the offering. Copies of these press releases are attached as Exhibits 99.1 and 99.2 hereto, respectively.

Forward-Looking Statements

Certain statements contained in this report are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include, without limitation, statements about our expectations with respect to the completion, timing and size of the public offering; the expected net proceeds from the offering; and our anticipated use of the net proceeds from the offering. Words such as “will”, “expect”, “may,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements necessarily contain these identifying words. For such statements, we claim the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from our expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the public offering. Additional factors that could cause actual results to differ materially from those stated or implied by our forward-looking statements are disclosed in our filings with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017. These forward-looking statements represent our judgment as of the time of this report. We disclaim any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated July 12, 2017, by and among Arena Pharmaceuticals and Citigroup Global Markets Inc. and Leerink Partners LLC, as representatives of the several underwriters named therein

5.1	Opinion of Cooley LLP

23.1	Consent of Cooley LLP (included in Exhibit 5.1)

99.1	Press Release, dated July 11, 2017, titled “Arena Pharmaceuticals Announces Proposed Public Offering of Common Stock”

99.2	Press Release, dated July 12, 2017, titled “Arena Pharmaceuticals Announces Pricing of Public Offering of Common Stock”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 13, 2017	Arena Pharmaceuticals, Inc.

	By:	/s/ Amit D. Munshi
Amit D. Munshi
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

1.1	Underwriting Agreement, dated July 12, 2017, by and among Arena Pharmaceuticals and Citigroup Global Markets Inc. and Leerink Partners LLC, as representatives of the several underwriters named therein

5.1	Opinion of Cooley LLP

23.1	Consent of Cooley LLP (included in Exhibit 5.1)

99.1	Press Release, dated July 11, 2017, titled “Arena Pharmaceuticals Announces Proposed Public Offering of Common Stock”

99.2	Press Release, dated July 12, 2017, titled “Arena Pharmaceuticals Announces Pricing of Public Offering of Common Stock”